Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Dime Community Bancshares, Inc. of our report dated March 15, 2017, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Dime Community Bancshares, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus.

/s/Crowe Horwath LLP
Livingston, New Jersey

August 25, 2017